Exhibit 10.24

October 14, 2008

Robert Apatoff

[address]

Dear Rob,

This letter sets forth the terms and conditions of your employment with FTD Group, Inc. (the “Company”).

1.                                       Position.  Your employment with the Company will commence on November 3, 2008 (the “Commencement Date”).  You will serve as President of the Company and shall have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the board of directors of the Company (the “Board of Directors”) or the Chairman and Chief Executive Officer of the Company.  You will report to me as the Chairman and Chief Executive Officer of the Company. You agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.                                       Salary and Benefits.  You will be paid a salary at the annual rate of $600,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices, subject to any increases as determined by the Board of Directors from time to time.  You will be eligible to participate in the employee benefits plans, including a 401(k) plan, that are provided to similarly situated executives of the Company or that have been made available to you by the Board of Directors. You will be entitled to a minimum of 4 weeks of paid vacation each year, or such greater amount as determined in accordance with the standard vacation policy applicable to similarly situated executives of the Company.

3.                                       Bonus.

(a)                                  Within fourteen (14) days following the Commencement Date, you will receive a signing bonus equal to $200,000 (the “Signing Bonus”).

(b)                                 You will also be eligible to receive an annual bonus of up to 100% of your annual base salary for each fiscal year in the form of cash or stock as determined by the Company in its sole discretion (the “Annual Bonus”), less withholding required by law, based on performance criteria established by the Board of Directors; provided, however, that your bonus for the year ending December 31, 2008 will not be discretionary and will be fixed at $200,000.  Except as otherwise determined by the Board of Directors or as set forth herein, your bonus awards will be paid only if you are employed by and in good standing with the Company at the time of bonus payments.   Your bonus awards shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or you, whichever is later) in which such bonus award is earned.

4.                                       Restricted Stock Units.

(a)                                  Effective as of November 15, 2008, subject to your continued employment with the Company through such date, you shall be granted restricted stock units covering 485,000 shares of common stock of United Online (the “UOL Restricted Stock Units”), twenty-five percent (25%) of which units will vest on each of November 15, 2009, 2010, 2011, and 2012, subject to your continued employment with the Company through each such date.  The UOL Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and corresponding restricted stock unit agreement; provided that, in the event of any inconsistency between the terms of the restricted stock unit agreement and this letter, the terms of this letter shall control.

(b)                                 Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each such term as defined below) prior to November 15, 2012, and in connection with or within twenty-four (24) months after a change in control of United Online (as defined in the applicable stock plan or restricted stock unit agreement), you shall fully vest in all your UOL Restricted Stock Units.

(c)                                  Upon the termination of your employment by the Company “without cause” or by you for “good reason” prior to November 15, 2012, and prior to and not in connection with, or more than twenty-four (24) months after a change in control of United Online (as defined in the applicable stock plan or restricted stock unit agreement ), or as a result of your death or Disability (as defined below), the vesting of your outstanding UOL Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such units vest on a monthly basis; provided however, that in no event will the number of shares which vest on such an accelerated basis exceed the number of shares unvested immediately prior to the date of such termination.

(d)                                 For purposes of this letter, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

5.                                       Policies; Procedures; Confidentiality and Non-Competition Agreement.  As an employee of the Company, you will be expected to abide by all of the policies and procedures applicable to employees of the Company, including, without limitation the terms of:  the Insider Trading Policy; the Code of Ethics; and the Employee Handbook.  You will also be bound by the Confidentiality and Non-Competition Agreement between you and the Company (or any successor thereto or affiliate thereof), a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

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6.                                       At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by the terms set forth in this paragraph.  This is the full and complete agreement between you and the Company on this subject.  Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures applicable to you, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.                                      Termination of Employment

(a)                                  Termination by You.  If you terminate your employment with the Company for any reason other than for “good reason” (as defined below), all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you any accrued base salary for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations in accordance with the terms of the applicable stock plan or restricted stock unit agreement.  If you terminate your employment with the Company for “good reason,” in addition to the foregoing, the Company will pay you the Separation Payment (as defined below) subject to the conditions set forth in Section 7(b) below.  However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Confidentiality and Non-Competition Agreement referenced in Section 5 above.

(b)                                 Termination by the Company.  If your employment is terminated by the Company “without cause” (as defined below), and subject to your execution (without revoking) and delivery to the Company of a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, representatives and other parties and containing such other and additional terms as the Company deems satisfactory (“Release”), which becomes effective after the expiration of any applicable revocation period, the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twenty-four (24) months of your then current annual base salary, (ii) your Annual Bonus and (iii) your Annual Bonus, prorated through your termination date.  For purposes of Section 7(b)(ii) and Section 7(b)(iii) above, “Annual Bonus” shall mean the lesser of 100% of your then current annual base salary or the Annual Bonus paid to you for the preceding fiscal year.  This Separation Payment will be payable monthly on a pro rata basis over twenty-four (24) months after such termination with the first such payment commencing upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law.  Upon termination of your employment by the Company “without cause,” other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.

If your employment is terminated by the Company “with cause” (as defined below), the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above.  However, and notwithstanding

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the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason,” you will continue to be obligated to comply with the terms of the Confidentiality and Non-Competition Agreement referenced in Section 5 above.

If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this letter or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the  Internal Revenue Code of 1986, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the cash payments provided to you under this Agreement shall first be reduced (and thereafter, if necessary, the acceleration of  vesting provided to you under this Agreement shall be reduced) to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to you after taking into account the Excise Tax and any additional taxes  you would pay if such payments and benefits were not reduced.

(c)                                  Definitions.

For purposes of this letter, “good reason” means:

(i)                                     a material reduction in your base salary without your prior written consent;

(ii)                                  a material reduction in your authority, duties or responsibilities in a manner inconsistent with the terms of this agreement, without your prior written consent; or

(iii)                               any material un-waived breach by the Company of the terms of this letter;

(iv)                              provided however, that with respect to any of (i) – (iii) above, you shall provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence and the Company shall have 30 days to cure such condition, and your termination of employment must occur within 180 days following the initial existence of any of (i) – (iii) above.

For purposes of this letter, “with cause” means your commission of any one or more of the following acts:

(i)                                     willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or any direct or indirect parent, subsidiary or other affiliate thereof (an “Affiliate”);

(ii)                                  commission of a felony or a misdemeanor involving moral turpitude;

(iii)                               theft, dishonesty, fraud or embezzlement;

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(iv)                              willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or any Affiliate thereof;

(v)                                 the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or any Affiliate  thereof;

(vi)                              willfully injuring any other employee of the Company or any Affiliate thereof;

(vii)                           willfully injuring any person in the course of performance of services for the Company or any Affiliate thereof;

(viii)                        disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or any Affiliate thereof;

(ix)                                solicitation of business on behalf of a competitor or a potential competitor of the Company or any Affiliate thereof;

(x)                                   harassment of any other employee of the Company or any Affiliate thereof or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or any Affiliate thereof;

(xi)                                failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or any Affiliate thereof;

(xii)                             breach of any material term of this letter; or

(xiii)                          any other act or omission that is determined to constitute “cause” in the good faith discretion of the Board of Directors.

For purposes of this letter, “without cause” means any reason not within the scope of the definition of the term “with cause.”

(d)                                 Code Section 409A Deferral Period.  Notwithstanding any provision to the contrary in this letter, no payment or distribution under this letter which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and becomes payable by reason of your termination of employment with the Company will be made to you unless your termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  For purposes of this letter, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  If you are a “specified employee” as defined in Section 409A of the Code and, as a result of that status, any

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portion of the payments under this letter would otherwise be subject to taxation pursuant to Section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death.  Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 7(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this letter will be paid in accordance with the normal payment dates specified for them herein.

(e)                                  Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.  Shares may be withheld on the vesting of your Restricted Stock Units to cover taxes on the terms set forth in the restricted stock unit agreement.

8.                                       Entire Agreement.  This letter (including any appendices thereto), together with the Confidentiality and Non-Competition Agreement referenced in Section 5 above, any handbooks and policies applicable to similarly situated executives of the Company in effect from time to time and the applicable stock plan and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.  If any provision of this letter is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter and of no force or effect and the remainder of this letter will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter.  This letter is not assignable by you.  This letter may be assigned by the Company to any Affiliate or to successors in interest to the Company or its lines of business.

9.                                       Amendment and Governing Law.  This letter may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company.  The terms of this letter and the resolution of any disputes will be governed by Illinois law, and venue for any disputes will be in Chicago, Illinois.

10.                                 Term.  This letter will expire on November 15, 2012, except Sections 5, 6, 7(d) and (e), 8, 9 and 10 will survive such expiration.  Following the expiration of this letter, your employment with the Company will continue to be “at will.”

[Signature Page Follows]

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We look forward to a successful relationship with you.  You may indicate your agreement with these terms by signing and dating this letter.

If you have any questions, please call the undersigned.

Very truly yours,

FTD GROUP, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman

I have read the foregoing and accept the terms set forth in this letter:

/s/ Robert Apatoff
Robert Apatoff

Dated: October 14, 2008

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Appendix A

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) dated and made effective as of October 14, 2008 between FTD Group, Inc. (the “Company”) and Robert Apatoff (the “Executive”).

R E C I T A L S:

A.                                   The Company and the Executive have entered into that certain letter agreement of even date with this Agreement pursuant to which the Executive will serve as President of the Company; and

B.                                     In connection therewith, the Company and the Executive desire to provide for certain additional obligations.

NOW, THEREFORE, in consideration of the offer to and acceptance by the Executive of employment as President of the Company and of other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto additionally agree as follows:

Section 1.                    Secrecy, Non-Competition, No Interference and Non-Solicitation.

(a)                                  No Competing Employment.  The Executive acknowledges that (i) the agreements and covenants contained in this Section 1 are essential to protect the value of the Company’s business and assets and (ii) by virtue of his employment with the Company, the Executive will obtain such knowledge, know-how, training and experience of such a character that there is a substantial probability that such knowledge, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  Therefore, the Executive agrees that, for the period (the “Restricted Period”) commencing on the date of this Agreement and ending on the date that is twenty-four (24) months after the date on which the Executive is no longer employed by the Company for any reason, the Executive shall not participate, operate, manage, consult, join, control or engage, directly or indirectly, for the benefit of the Executive or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, stockholder, member, investor, agent or otherwise, in any business activity if such activity constitutes the sale or provision of floral products or services that are similar to, or competitive with, floral products or services then being sold or provided by the Company or any of its subsidiaries or affiliated companies, including, without limitation, retail florists’ business services, floral order transmission and related network services, development and distribution of branded floral products on the Internet or other consumer direct segment of the floral industry (including, without limitation, Interflora, Inc., Teleflora LLC., 1-800-FLOWERS.COM, Inc., Proflowers.com, Floral Source, (a “Competitive Activity”), in any of:  the City of Downers Grove, Illinois, the County of DuPage, Illinois or any other city or county in the State of Illinois; the District of Columbia or any other state, territory, district or commonwealth of the United States or any county, parish, city or similar political subdivision in any other state, territory, district or commonwealth of the United States; any other country or territory anywhere in the world or in any city, canton, county, district, parish, province or any other political subdivision in any such country or territory; or anywhere in the world (each city, canton, commonwealth, county, district, parish, province, state, country, territory or other political subdivision or other location in the world shall be referred to as a “Non-competition Area”).  The parties to this Agreement intend that the covenant contained in the preceding sentence of this Section 1(a) shall be construed as a series of separate covenants, one for each city, canton, commonwealth, county, district, parish, state, province, country, territory, or other political subdivision or other area of the world specified.  Except for geographic coverage, each separate covenant shall be considered identical in terms to the covenant contained in the preceding sentence.  The parties further acknowledge the breadth of the covenants, but agree that such broad covenants are necessary and appropriate in the light of the global nature of the Competitive Activity.  If, in any judicial or other proceeding, a court or other body declines to enforce any of the separate covenants included in this Section 1(a), the unenforceable covenant shall be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  Notwithstanding the foregoing, the Executive may maintain or undertake purely passive investments on behalf of the Executive, the Executive’s immediate family or any trust on behalf of the Executive or the Exective’s immediate family in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Activity.

(b)                                 Nondisclosure of Confidential Information.  The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Executive’s employment with the Company or at any time thereafter, any information not in the public domain, in any form, acquired by the Executive while employed by the Company or, if acquired following the Executive’s employment with the Company, such information that, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its affiliates, relating to the Company, United Online, Inc., a Delaware corporation and the parent corporation of the Company (“UOL”), or any of its successors or their subsidiaries or affiliated companies (collectively, the “UOL Group”), including but not limited to trade secrets, technical information, systems, procedures, test data, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business and product plans, code books, invoices and other financial statements, computer programs, discs and printouts, customer and supplier lists or names, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, that is or was used in the business of the Company, UOL, any predecessor of the Company, UOL or any of the Company’s, or UOL’s subsidiaries, affiliates, successors or assigns.  The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company or other UOL Group entity, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies (and shall delete all such items in electronic format) of any such information provided to or acquired by the Executive in connection with the performance of the Executive’s duties for the Company, and shall return to the Company all files, correspondence, computer equipment and disks or other communications

(including any such materials in electronic format) received, maintained or originated by the Executive during the course of the Executive’s employment.

(c)                                  No Interference and Non-Solicitation.  During the Restricted Period, the Executive shall not, whether for the Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), solicit, endeavor to entice away from the Company, UOL, or any of the Company’s or UOL’s subsidiaries or affiliated companies, or otherwise interfere with the relationship of the Company or  UOL or any of its or their subsidiaries or affiliated companies with, any person who, to the knowledge of the Executive, is (or has at any time within the preceding three months been) employed by or otherwise engaged to perform services for the Company, UOL or any of the Company’s or UOL’s subsidiaries or affiliated companies (including, but not limited to, any independent sales representatives or organizations) or any entity who is, or was within the then most recent 12-month period, a customer or client of the Company, UOL, any predecessor of the Company or UOL or any of the Company’s or UOL’s subsidiaries or affiliated companies (a “Customer”) or a supplier or vendor of the Company or UOL or any of the Company’s or UOL’s subsidiaries or affiliated companies (a “Supplier”); provided, however, that this Section 1(c) shall not prohibit the Executive from employing, for the Executive’s own account, following a termination of the employment of the Executive, any person employed by a Customer or Supplier, if such employment is not in connection with a Competitive Activity.

Section 2.                                            Calculation of Time Period.  The Executive agrees that if the Executive violates the provisions of Section 1(a) of this Agreement, the running of the Restricted Period shall be tolled for the period in which the Executive is in violation of such non-competition provisions.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to earn a livelihood in a business engaged in a Competitive Activity, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided in connection with the Merger to clearly justify restrictions that, in any event, given his education, skills and ability, the Executive does not believe would prevent the Executive from earning a living.

Section 3.                                            Inventions.

(a)                                  Defined.  The Executive understands that during the period the Executive previously served as a member of the Company’s Board of Directors and during term of the Executive’s employment, there have been and are certain restrictions on the Executive’s development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.”  The term Invention Ideas means all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents and copyrights relating to any existing or planned service or product of the Company, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by the Executive alone or with others.  The Executive agrees that all original works of authorship which were or are made by the Executive (solely or jointly with others) as a former member of the Company’s Board of Directors or within the scope of the

Executive’s employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).

(b)                                 Disclosure.  The Executive agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company.  The Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that might reasonably be construed to be an Invention Idea, but was, during the period that the Executive served as a member of the Company’s Board of Directors, or is conceived, developed, or reduced to practice by the Executive (alone or with others) during the Executive’s employment or during the one-year period following termination of the Executive’s employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence).  Any disclosure pursuant to this Section 3(b) will be received by the Company in confidence so that the Company may examine such information to determine if in fact it constitutes Invention Ideas subject to this Agreement.

(c)                                  Assignment.  The Executive agrees to, and does hereby continuously, assign to the Company, without further consideration, all right, title, and interest that the Executive may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable.  In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at its expense) in obtaining patent or other applicable registrations, and the Executive shall execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain patent or other applicable registrations and to vest the Company with full title to them.  The Executive’s obligation to assist the Company in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries, shall continue beyond the termination of my employment, but the Company shall compensate the Executive at a reasonable rate after such termination for the time actually spent by the Executive at the Company’s request for such assistance.  Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Executive’s mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by the Executive.  Notwithstanding the foregoing provisions of this Section 3:

This provisions of this Section 3(c) do not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Executive’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company.

(d)                                 Exclusions.  Except as disclosed in Exhibit A attached hereto, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that the Executive wishes to exclude from this Agreement.  If nothing is listed on Exhibit A, the Executive represents that the Executive has no such inventions or improvements at the time of signing this Agreement, and that the Executive is not aware of any existing contract in conflict with this Agreement.

(e)                                  Post-Termination Period.  The Executive understands and acknowledges that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by the Executive, or whether it results from access to confidential, trade secret or proprietary information or the Company’s equipment, facilities, and data, the Executive agrees that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it relates to any existing or planned service or product of the Company, subsidiaries or affiliates, and if it is conceived, developed, used, sold, exploited, or reduced to practice by the Executive or with the Executive’s aid within six months after the Executive’s termination of employment with the Company.  The Executive may rebut the above presumption if the Executive proves that the invention, idea, process, etc., is not an Invention Idea as defined in Section 3(a).

(f)                                    Illinois Statute.  The Executive understands that nothing in this Agreement is intended to expand the scope of protection provided the Executive by Illinois Statute 765 ILCS 1060.

Section 4.                                            Irreparable Injury.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company, UOL or any of its or their subsidiaries or affiliated companies in violation of this Agreement or the Executive were to otherwise breach this Agreement.  Any such violation or breach will cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Consequently, the Company shall have the right to apply to a court of appropriate jurisdiction for, and the Executive consents and stipulates to the entry of, an order of  injunctive relief in prohibiting the Executive from competing with the Company or UOL, its successors or any of its or their subsidiaries or affiliated companies in violation of this Agreement, an order restraining any other breach or threatened breach of this Agreement, and any other relief the Company and such court deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.  The parties hereby agree that the  attorneys’ fees of the prevailing party in any such proceeding or action shall be paid by the non-prevailing party.

Section 5.                                            Representation and Warranties of the Executive.  The Executive represents and warrants that the execution of this Agreement and subsequent employment with the Company does not and will not conflict with any obligations that the Executive has to any former employers or any other entity.  The Executive further represents and warrants that the Executive has not brought to the Company, and will not at any time bring to the Company, any materials, documents or other property of any nature of a former employer.

Section 6.                                            Miscellaneous.

(a)                                  Jurisdiction, Choice of Law and Venue.  The validity and construction of this Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-laws principles thereof.  Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Chicago, Illinois.

(b)                                 Entire Agreement.  This Agreement and any other agreement or document delivered in connection with this Agreement, including the letter agreement dated as of the date hereof, between the Company and the Executive, state the entire agreement and understanding of the parties on the subject matter of this Agreement, and supersede all previous agreements, arrangements, communications and understandings relating to that subject matter.

(c)                                  Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same effect as if all signatures were on the same document.

(d)                                 Amendment; Waiver; etc.  This Agreement, and each other agreement or document delivered in connection with this Agreement, may be amended, modified, superseded or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.  The delay or failure of any party at any time or times to exercise any right or require the performance of any duty under this Agreement or any other agreement or document delivered in connection with this Agreement shall in no way affect the right of that party at a later time to exercise that right or enforce that duty or any other right or duty.  No waiver by any party of any condition or of any breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed to be a further or continuing waiver of any such condition or breach or of the breach of any other term of this Agreement.  A single or partial exercise of any right shall not preclude any other or further exercise of the same right or of any other right.  The rights and remedies provided by this Agreement shall be cumulative and not exclusive of each other or of any other rights or remedies provided by law.

(e)                                  Severability.  If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.  The Company and the Executive agree that the period of time and the geographical area described in Section 1 are reasonable in view of the nature of the business in which the Company is engaged and proposes to be engaged, and the Executive’s understanding of his prospective future employment opportunities.  However, if the time period or the geographical area, or both, described in Section 1 should be judged unreasonable in any judicial proceeding, then the period of time shall be reduced by that number of months and the geographical area shall be reduced by elimination of that portion, or both, as are deemed unreasonable, so that the restriction covenant of Section 1 may be enforced during the longest period of time and in the fullest geographical area as is adjudged to be reasonable.

(f)                                    Employment “At-Will”

Both the Executive and the Company acknowledge that nothing in this Agreement creates a contract for employment for any specific duration.  The Executive’s employment shall be “at-will”, meaning both the Company and the Executive can terminate the relationship at any time, with or without reason or notice.

(g)                                 Survival of Obligations.  The obligations of the Executive set forth in this Agreement shall survive the termination of Employee’s employment with the Company and the termination of this Agreement.

(h)                                 Assignment.  This Agreement may be freely assigned by the Company, but may not be assigned by the Executive without the prior written consent of the Company which may be withheld at the Company’s sole discretion.

(i)                                     Binding Effect.  This Agreement shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon the Executive and the Executive’s heirs, personal representatives and any permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FTD GROUP, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman

/s/ Robert Apatoff
Robert Apatoff

APPENDIX A

EXHIBIT A
EXECUTIVE’S DISCLOSURE

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

Date:
Robert Apatoff